Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Archrock, Inc.’s Registration Statements No. 333-145589, No. 333-145558, No. 333-165146, No. 333-170528, No. 333-176050, No. 333-177747 and No. 333-188341 each on Form S-8 of our reports dated February 29, 2016, relating to the financial statements and financial statement schedules of Archrock, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s completed the spin-off of its international contract operations, international aftermarket services and global fabrication businesses into an independent, publicly traded company named Exterran Corporation), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Archrock, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 29, 2016